Callidus Software Reports First Quarter 2007 Results

           Record Q1 Revenues $24.8 million; Up 46% Year over Year

             On-Demand Bookings Surpass $10 million in First Year

    SAN JOSE, Calif., April 26 /PRNewswire-FirstCall/ -- Callidus Software Inc. (Nasdaq: CALD), a leading provider of Sales Performance Management (SPM) software and services, today announced financial results for the first quarter ended March 31, 2007.

    Total first quarter revenues were the highest in the Company's history at $24.8 million, an increase of 46% compared to the first quarter 2006. First quarter license revenues were $8.3 million, an increase of 20% compared to the first quarter of 2006. First quarter maintenance and service revenues were $16.5 million, an increase of 65% compared to the first quarter of 2006. In addition, hosted on-demand bookings were $2.6 million in the first quarter compared to zero in the first quarter of 2006.

    First quarter expenses were higher than guidance as a result of additional investments in the Company's sales organization and sales channels as well as its services business, including 'on-demand' services, along with some seasonal and unanticipated charges for Sarbanes-Oxley compliance costs and severance payments.

    First quarter net loss was $3.4 million, or ($0.12) per share, and included $1.2 million of stock-based compensation expense. This compares to a net loss of $3.1 million, or ($0.11) per share, for the first quarter of 2006, which included $1.2 million of stock-based compensation expense.

    Cash and investments totaled $58.9 million at March 31, 2007, an increase of $6.0 million from December 31, 2006.

    "In addition to our strong year-over-year revenue growth, we are particularly pleased with the progress of our hosted on-demand business. Over the past four quarters, our hosted on-demand bookings have exceeded $10 million, with a combined annual contract value of $4.6 million. Starting from zero a year ago, we now have over 8,500 payees signed-up for this on-demand service," said Robert Youngjohns, president and CEO. "Going forward, we will continue our focus on revenue growth but will work to reduce costs where appropriate. We continue to believe there is substantial opportunity for growth in the SPM space. We believe we are the only vendor that can deliver proven SPM solutions in whatever deployment method our customers desire, whether it is on-premise, on-demand or as a managed service," Mr. Youngjohns concluded.

    Recent Business Highlights

    -- Some of the customers purchasing Callidus solutions in the first quarter included, Belgacom Belgium, Covad Communications, Impac Companies, Merck, and Vodafone Egypt.

    -- Callidus released the beta version of its new TrueProducer(TM) product. TrueProducer is a web-based application being developed for insurance carriers with large independent distribution channels or a large number of captive agents. It provides a 360 degree view of the details of every producer in an organization including demographics, licenses, appointments, contracts, and payment schedules. It is a stand-alone application that seamlessly integrates with the Callidus SPM suite of applications. The product is expected to officially be launched during the ACORD LOMA conference on May 21, 2007.

    -- Callidus and SAP continue to jointly sell Callidus' TrueComp(R) and TrueInformation(R) products in North America. Joint selling activities made good progress in the first quarter with SAP being involved in two significant enterprise transactions that closed in the quarter. The agreement between Callidus and SAP was signed in September 2006.

    -- Callidus established, for the first time, a sales team dedicated to selling its hosted on-demand offering during the first quarter. Callidus also realigned its sales team to emphasize a vertical focus, leveraging the significant domain expertise it has developed over the years serving some of the largest companies across a variety of industries.

    -- Callidus continues to expand its global alliances ecosystem by adding complementary partners such as Princeton Softech, Sircon, Cognizant Technology Solutions, HighPoint-Solutions, Raintree Productions in South Africa, and CIS Mexico-Consultores de Integracion (CIS). CIS will promote and resell Callidus software products throughout Mexico and Latin America.

    -- Callidus named Michael Graves as senior vice president of engineering. Mr. Graves brings with him more than a decade of developing market-leading enterprise applications. Prior to joining Callidus Software, Mr. Graves held various leadership positions at Oracle, most recently as vice president of development in Oracle's Applications Division. Mr. Graves replaces Robert Warfield, Callidus' Chief Technology Officer, who will be leaving Callidus after a transition period.

    Q2 2007 Financial Outlook

    -- Total revenues for the second quarter 2007 are expected to be between $21.0 million and $23.0 million. This would represent a 19% to 30% increase compared to second quarter 2006 total revenues of $17.7 million.

    -- Operating expenses, including stock-based compensation of approximately $1.0 million, are expected to be between $14.5 million and $15.5 million as compared to $16.4 million in Q1 of 2007.

    Conference Call

    A conference call to discuss the first quarter results is scheduled for today at 1:30 p.m. Pacific Daylight Time (PDT). The conference call will be available via live-webcast at the Investor Relations section of Callidus' website at http://www.callidussoftware.com. To participate in the call by telephone, the dial-in number is 888-396-2356 (international +1-617-847-8709), passcode 30363435.

    A webcast replay and telephone playback of the conference call will be available after 3:30 p.m. PDT today through May 10, 2007. The webcast replay will be available at the Investor Relations section of Callidus' website under Calendar of Events. The telephone replay will be available by calling 888-286-8010 (international: +1-617-801-6888), passcode 71512045.

    About Callidus Software

    Callidus Software (http://www.callidussoftware.com, Nasdaq: CALD) is a leading provider of on-premise and on-demand Sales Performance Management (SPM) solutions to global companies across multiple industries. Callidus' products allow enterprises to strategically manage incentive compensation, establish quota targets, and align territories, resulting in improved sales and distribution performance. Customers/Partners include 7-Eleven, Accenture, CUNA Mutual, HP, IBM, Philips Medical Systems, Sun Microsystems and Wachovia.

    Non-GAAP Financial Measures

    The non-GAAP financial measures provided in this press release are a supplement to, and not a substitute for, our financial results presented in accordance with generally accepted accounting principles (GAAP) in the United States. The non-GAAP financial measures reflect our bookings of hosted on-demand services. Total contract values of booked contracts represent the fees payable over the non-cancellable terms of the contracts, generally 1 to 5 years, and exclude implementation costs sold on a time and materials basis. The non-GAAP financial measures provide what we believe is an additional tool for investors to use in understanding our operational results and trends and is used internally by management to evaluate our operations.

    Note on Forward-Looking Statements

    The forward-looking statements included in this press release, including the substantial market opportunity for the Company in sales of SPM, the recurring revenues expected to be derived from the Company's hosted on-demand contracts, continued expansion of its global alliances, and estimates of second quarter 2007 total revenues, operating expenses and stock-based compensation expense, reflect management's best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, timing and size of software license orders, potential material fluctuations in financial results and future growth rates, decreases in customer spending, customer cancellation or non-renewal of software maintenance contracts or on-demand services, uncertainty regarding the demand for our hosted on-demand offering, increased competition or new entrants in the marketplace, litigation and other risks detailed in Callidus' reports filed with the Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2006, copies of which may be obtained by contacting Callidus Software's Investor Relations department at 408-808-6577, or from the Investor Relations section of Callidus Software's website (http://www.callidussoftware.com). Actual results may differ materially from those presently reported. We assume no obligation to update the information contained in this release.

    (C) 2007 Callidus Software Inc. All rights reserved. Callidus Software, the Callidus Software logo, Callidus TrueAnalytics, TrueComp, TrueComp Grid, TrueComp Manager, TrueInformation, TrueResolution, TrueQuota, TrueConnection, TrueProducer, and TrueFoundation are trademarks, servicemarks, or registered trademarks or servicemarks of Callidus Software Inc. in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

                            CALLIDUS SOFTWARE INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                  (In thousands, except for per share data)
                                   (unaudited)

                                                         Three months ended
                                    March 31,
                                    2007 2006

    Revenues:
      License revenues                                   $8,358       $6,958
      Maintenance and service revenues                   16,483        9,999

        Total revenues                                   24,841       16,957

    Cost of revenues:
      License revenues                                      221          136
      Maintenance and service revenues (1)               12,380        7,780

        Total cost of revenues                           12,601        7,916

    Gross profit                                         12,240        9,041

    Operating expenses:
      Sales and marketing (1)                             8,255        6,190
      Research and development (1)                        4,198        3,570
      General and administrative (1)                      3,902        3,087

        Total operating expenses                         16,355       12,847

    Operating loss                                       (4,115)      (3,806)

    Interest and other income, net                          769          568

    Income (loss) before provision for income taxes      (3,346)      (3,238)

    Provision (benefit) for income taxes                      5           --

    Income (loss) before cummulative effect of a
     change in accounting principle                      (3,351)      (3,238)

    Cummulative effect of a change in
     accounting principle                                    --          128

    Net Income (loss)                                   $(3,351)     $(3,110)


    Basic net income (loss) per share                    $(0.12)      $(0.11)
    Diluted net income (loss) per share                  $(0.12)      $(0.11)

    Shares used in basic per share computation           28,610       27,116
    Shares used in diluted per share computation         28,610       27,116


    (1)  Stock-based compensation included in amounts above by category:
      Cost of maintenance and service revenues             $261         $264
      Sales and marketing                                   267          266
      Research and development                              325          247
      General and administrative                            375          432
        Total stock-based compensation                   $1,228       $1,209

                             CALLIDUS SOFTWARE INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (unaudited)

                                                       March 31,  December 31,
    Assets                                                2007         2006

    Current assets:
      Cash and cash equivalents                         $21,049      $12,082
      Short-term investments                             37,872       40,857
      Accounts receivable, net                           20,089       23,064
      Prepaid and other current assets                    3,652        3,939

            Total current assets                         82,662       79,942

    Property and equipment, net                           3,722        4,086
    Deposits and other assets                             1,136        1,166

            Total assets                                $87,520      $85,194

    Liabilities and Stockholders' Equity

    Current liabilities:
      Accounts payable                                   $2,054         $899
      Accrued payroll and related expenses                5,768        6,647
      Accrued expenses                                    5,933        3,721
      Deferred revenue                                   14,537       13,726

            Total current liabilities                    28,292       24,993

    Other liabilities                                     1,124        1,243
    Long-term deferred revenue                            1,318        1,578

            Total liabilities                            30,734       27,814


    Stockholders' equity
      Common stock                                           29           28
      Additional paid-in capital                        196,385      193,499
      Deferred stock-based compensation                      --           --
      Accumulated other comprehensive income                445          408
      Accumulated deficit                              (140,073)    (136,555)

            Total stockholders' equity                   56,786       57,380

            Total liabilities and stockholders' equity  $87,520      $85,194


SOURCE  Callidus Software Inc.                                      04/26/2007

/CONTACT: Investor Relations, Jon Pexton, +1-408-808-6577, ir@callidussoftware.com, or Press, Jock Breitwieser, +1-408-975-6683, pr@callidussoftware.com /
/Web site:  http://www.callidussoftware.com /